UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 9, 2017

Yum China Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37762	81-2421743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16/F Two Grand Gateway
7100 Corporate Drive	3 Hongqiao Road
Plano, Texas 75024	Shanghai 200030
United States of America	People’s Republic of China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (972) 338-7530

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2017, Yum China Holdings, Inc. (the “Company”) announced the appointment of Jacky Lo as Vice President, Controller and Principal Accounting Officer of the Company, effective on March 9, 2017. Paul Hill, who previously served as Vice President, Controller and Principal Accounting Officer of the Company, resigned from that position effective on March 9, 2017.

Mr. Lo, age 39, previously served as Vice President, Finance of the Company, a position he held since October 2016. Mr. Lo joined Yum! Restaurants China, a division of Yum! Brands, Inc. (“YUM”), in August 2016 as Vice President, Finance. Prior to joining YUM, Mr. Lo worked for Ernst & Young for 15 years, including most recently as Partner and the Deputy Director in the Asia Pacific Capital Markets Center of Ernst & Young’s Professional Practice Group, specializing in U.S. generally accepted accounting principles, SEC reporting and Sarbanes Oxley compliance requirements. Mr. Lo is a certified public accountant in Texas and a member of both the American Institute of Certified Public Accountants and the Hong Kong Institute of Certified Public Accountants.

In connection with the appointment, the board of directors of the Company approved an increase in Mr. Lo’s annual base salary from HK$ 2,350,680 to HK$ 2,571,600, and an increase in his annual performance-based cash bonus target from 40% to 50% of his annual base salary. Mr. Lo is also eligible to participate in the Company’s long term incentive program and other benefit programs on the same basis as the Company’s other officers. Also in connection with his appointment, Mr. Lo agreed to a non-solicitation covenant for a period of three months following the termination of his employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM CHINA HOLDINGS, INC.

	By:	/s/ Shella Ng
Name: Shella Ng
Title: Chief Legal Officer and Corporate Secretary

Date: March 10, 2017

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